UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934




Date of report (Date of earliest event reported):      October 11, 1999

                              LEGATO SYSTEMS, INC.
               (Exact Name of Registrant as Specified in Charter)


          Delaware                   0-26130                      94-3077394
(State or Other Jurisdiction       (Commission                  (IRS Employer
      of Incorporation)            File Number)              Identification No.)



                 3210 Porter Drive, Palo Alto, California 94304
              (Address of Principal Executive Offices) (Zip Code)


        Company's telephone number, including area code: (415) 812-6000




         (Former Name or Former Address, if Changed Since Last Report.)

Item 2.  Acquisition of Assets

     This Form 8-K/A amends the Current Report on Form 8-K filed on August 12, 1999 to incorporate Item 7, the Financial Statements of Businesses Acquired, Pro Forma Financial Information and Exhibits.


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Financial Statements of Businesses Acquired.

     (1) The unaudited condensed financial statements of Vinca Corporation as of June 30, 1999 and for the six-month periods ended June 30, 1999 and 1998 are filed as an amendment to the initial report filed August 12, 1999.

     (2) The audited balance sheet as of December 31, 1998 and 1997 and the related statements of operations, shareholders' equity and cash flows of Vinca Corporation for each of the years in the three-year period ended December 31, 1998 are filed as an amendment to the initial report filed August 12, 1999.

(b)      Pro Forma Financial Information.

     The unaudited combined condensed balance sheet as of June 30, 1999 and the unaudited combined condensed statement of operations for the six-month period ended June 30, 1999 and the year ended December 31, 1998 are filed as an amendment to the initial report filed August 12, 1999.

(c) Exhibits. The following documents are filed as exhibits to this initial report:

                  Exhibit
                  Number       Description

                  23.1              Consent of Arthur Andersen LLP.
                  99.1^             Press release, dated June 7, 1999.
                  99.2^             Press release, dated August 2, 1999.

                  ^Previously filed.

     (a)(1) Financial Statements of Business Acquired. The unaudited condensed financial statements of Vinca Corporation as of June 30, 1999 and for the six-month periods ended June 30, 1999 and 1998 are filed as an amendment to the initial report filed August 12, 1999.


                                                           VINCA CORPORATION

                                                            BALANCE SHEETS

                                               AS OF DECEMBER 31, 1998 AND JUNE 30, 1999

                                                              (UNAUDITED)



                                                                ASSETS


CURRENT ASSETS:
   Cash                                                                        $  3,966,401
   Accounts receivable, net of allowances $157,200                                5,285,966
   Income taxes receivable                                                           55,348
   Inventory                                                                        141,184
   Current deferred income taxes                                                    436,501
   Other current assets                                                             122,392
                                                                           ----------------------
                Total current assets                                             10,008,332
                                                                           ----------------------

PROPERTY AND EQUIPMENT:
   Computer equipment                                                             2,163,889
   Furniture and fixtures                                                           112,417
   Leasehold improvements                                                            83,357
                                                                           ----------------------
                                                                                  2,359,663
   Less accumulated depreciation and amortization                                  (989,247)
                                                                           ----------------------

       Net property and equipment                                                 1,370,416
                                                                           ----------------------

DEFERRED INCOME TAXES                                                             1,354,379
                                                                           ----------------------

OTHER ASSETS, net of accumulated amortization of $238,200                           224,369
                                                                           ----------------------
                                                                               $ 12,957,496
                                                                           ======================


                                                 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                                            $  1,894,570
   Accrued payroll and related benefits                                             895,750
   Deferred revenue                                                               2,964,936
   Allowance for stock rotations and sales returns                                  365,377
   Other accrued liabilities                                                        382,004
                                                                           ----------------------
                Total current liabilities                                         6,502,637
                                                                           ----------------------

SHAREHOLDERS' EQUITY:
   Common stock, $.0005 par value; 45,500,000 shares authorized;
     35,614,000 shares outstanding                                                   17,807
   Nonvoting common stock, $.0005 par value; 4,500,000 shares
     authorized; 200,474 shares outstanding                                             100
   Additional paid-in capital                                                    11,627,601
   Accumulated deficit                                                           (5,190,649)
                                                                           ----------------------

                Total shareholders' equity                                        6,454,859
                                                                           ----------------------

                                                                               $ 12,957,496

                                                                           ======================

                 See accompanying notes to financial statements.


                                                           VINCA CORPORATION

                                                       STATEMENTS OF OPERATIONS

                                            FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                                              (UNAUDITED)


                                                          1998                   1999
                                                  ---------------------- ----------------------
NET REVENUES:
   Products                                        $     8,733,407        $     6,198,936
   Services                                                623,794              1,155,632
                                                  ---------------------- ----------------------

                                                         9,357,201              7,354,568
                                                  ---------------------- ----------------------

COSTS AND EXPENSES:
   Cost of revenues                                        247,969                638,916
   Selling and marketing                                 3,472,471              4,509,358
   General and administrative                            1,147,171              3,345,306
   Product development                                   1,375,204              2,468,838
                                                  ---------------------- ----------------------

                                                         6,242,815             10,962,418
                                                  ---------------------- ----------------------

INCOME (LOSS) FROM OPERATIONS                            3,114,386             (3,607,850)

INTEREST INCOME (EXPENSE), net                              42,031                 99,949
                                                  ---------------------- ----------------------

INCOME (LOSS) BEFORE INCOME TAXES
                                                         3,156,417             (3,507,901)

(PROVISION) BENEFIT FOR INCOME TAXES
                                                          (154,498)               732,845
                                                  ---------------------- ----------------------

NET INCOME (LOSS)                                   $    3,001,919         $   (2,775,056)
                                                  ====================== ======================


                 See accompanying notes to financial statements.


                                                           VINCA CORPORATION



                                                       STATEMENTS OF CASH FLOWS

                                            FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                                              (UNAUDITED)


                                                      Increase (Decrease) in Cash


                                                                                1998                1999
                                                                          ------------------ -------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                       $ 3,001,919        $(2,775,056)
   Adjustments to reconcile net income (loss) to net cash provided by
     (used in) operating activities:
     Depreciation and amortization                                             207,801            357,900
     Compensation expense related to stock option grants                             -          1,170,750
     Deferred income taxes                                                           -           (742,737)
     Accrued interest on note payable to majority shareholder                    4,000                  -
     Changes in operating assets and liabilities:
       Decrease (increase) in accounts receivable                               67,844         (2,071,879)
       Decrease in inventory                                                    10,409             26,334
       (Increase) decrease in other assets                                     (52,757)            73,745
       (Decrease) increase in accounts payable                                (254,187)         1,166,731
       Increase in accrued payroll and related benefits                         44,571            212,355
       Increase in deferred revenue                                            168,939          2,046,259
       Increase (decrease) in other accrued liabilities                         27,549            (44,312)
       (Decrease) in income taxes payable                                            -            (38,244)
                                                                          ------------------ -------------------

                Net cash provided by (used in) operating activities          3,226,088           (618,154)
                                                                          ------------------ -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                         (362,132)          (435,333)
                                                                          ------------------ -------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from stock option exercises                                          4,500             15,000
                                                                          ------------------ -------------------

NET INCREASE (DECREASE) IN CASH                                              2,868,456         (1,038,487)

CASH, beginning of year                                                      1,451,367          5,004,888
                                                                          ------------------ -------------------

CASH, end of year                                                          $ 4,319,823        $ 3,966,401
                                                                          ================== ===================

Supplemental Disclosure of Cash Flow Information:

     Cash paid for income taxes                                            $   162,250        $    75,500



                 See accompanying notes to financial statements.

                                VINCA CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                   (UNAUDITED)


(1)  ORGANIZATION AND DESCRIPTION OF BUSINESS

     Vinca Corporation, a Utah corporation ("Vinca" or the "Company"), is a software company that develops products in the area of fault tolerance, on-line backup and disaster recovery. Vinca's Standby Server product line uses server mirroring to connect a secondary server directly to a primary server to provide data availability and server failover. All data written to a main server is simultaneously duplicated on the secondary server over a dedicated high-speed link. The Company's products are marketed directly and through distributors to customers throughout the United States and internationally.

     The accompanying unaudited financial statements of the Company reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods presented. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. These financial statements should be read in conjunction with the annual financial statements and the notes thereto included elsewhere in this Form 8-K/A.

     On July 30, 1999, all of the Company's outstanding common stock and options were acquired by Legato Systems, Inc.("Legato"). In connection with the acquisition, Legato issued 1,530,732 shares of its common stock, exchanged options to purchase 589,580 shares of its common stock for all the vested and unvested shares of the Company and provided cash consideration of $18,800,00.

(2)  SHAREHOLDERS' EQUITY

     The Company accounts for its stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 ("APB No. 25")
and related interpretations. Under APB No. 25, compensation expense is recognized if an option's exercise price is below the intrinsic fair value of the Company's common stock at the date of grant. During 1999, the Company agreed to extend the term of options to purchase 606,500 shares of nonvoting common stock at prices ranging from $0.30 to $0.40 per share which would have expired. The Company recognized $1,003,050 of compensation expense during the six months ended June 30, 1999 associated with these option term extensions. During the six months ended June 30, 1999, options to purchase 130,000 shares of non-voting common stock were granted at exercise prices less than the estimated fair market value at the date of grant. The Company recognized compensation expense of $167,700 during the six months ended June 30, 1999 associated with these grants. Additionally, the Company granted options to purchase 635,000 shares of non-voting common stock during the six months ended June 30, 1999 with exercise prices equal to the estimated fair market value of the Company's common stock on the date of grant.

                               VINCA CORPORATION

(3)      ROYALTY AGREEMENT

     In June 1999, the Company was informed by a significant customer that the customer had over reported and over paid amounts due to the Company under a royalty agreement. The overpayment of $1,003,965 related to royalties reported by the customer during the period from February 1998 through October 1998. The Company has agreed with the customer to refund the overpayment and the amount has been recorded as a reduction of revenues and an increase in accounts payable in the accompanying unaudited financial statements as of and for the six months ended June 30, 1999.

     (a)(2) Financial Statements Business Acquired. The audited balance sheets as of December 31, 1998 and 1997 and the related statements of operation, stockholders' equity and cash flows of Vinca Corporation for each of the years in the three-year period ended December 31, 1998 are filed amendment to the initial report filed August 12, 1999.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors of Vinca Corporation:



     We have audited the accompanying balance sheets of Vinca Corporation (a Utah corporation) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vinca Corporation as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



/s/Arthur Andersen LLP

Salt Lake City, Utah
March 2, 1999


                                                           VINCA CORPORATION

                                                            BALANCE SHEETS
                                                   AS OF DECEMBER 31, 1998 AND 1997


                                                                ASSETS

                                                                                   1998                  1997
                                                                           --------------------- ----------------------
CURRENT ASSETS:
   Cash                                                                        $  5,004,888          $  1,451,367
   Accounts receivable, net of allowances of $188,800
     and $141,200, respectively                                                   3,214,087             2,394,311
   Income taxes receivable                                                           55,348                     -
   Inventory                                                                        167,518               128,620
   Current deferred income taxes                                                    408,991                     -
   Other current assets                                                             203,857                34,830
                                                                           --------------------- ----------------------
                Total current assets                                              9,054,689             4,009,128
                                                                           --------------------- ----------------------

PROPERTY AND EQUIPMENT:
   Computer equipment                                                             1,738,235             1,512,979
   Furniture and fixtures                                                           102,738                98,317
   Leasehold improvements                                                            83,357                69,022
                                                                           --------------------- ----------------------
                                                                                  1,924,330             1,680,318
   Less accumulated depreciation and amortization                                  (652,720)           (1,059,653)
                                                                           --------------------- ----------------------

       Net property and equipment                                                 1,271,610               620,665
                                                                           --------------------- ----------------------

DEFERRED INCOME TAXES                                                               639,152                   -
                                                                           --------------------- ----------------------

OTHER ASSETS, net of accumulated amortization
  of $216,800 and $171,200, respectively                                            238,562                62,203
                                                                            --------------------- ----------------------
                                                                               $ 11,204,013          $  4,691,996
                                                                           ===================== ======================

                                                 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                                            $    727,839          $    735,818
   Accrued payroll and related benefits                                             683,395               508,152
   Deferred revenue                                                                 918,677               328,474
   Allowance for stock rotations and sales returns                                  344,988               319,724
   Other accrued liabilities                                                        446,705               266,779
   Income taxes payable                                                              38,244                     -
   Note payable and accrued interest to majority shareholder                              -               116,000
                                                                           --------------------- ----------------------
                Total current liabilities                                         3,159,848             2,274,947
                                                                           --------------------- ----------------------

COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS' EQUITY:
   Common stock, $.0005 par value; 45,500,000 shares authorized;
     35,614,000 shares outstanding                                                   17,807                17,807
   Nonvoting common stock, $.0005 par value; 4,500,000 shares
     authorized; 180,474 and 144,474 shares outstanding, respectively                    90                    73
   Additional paid-in capital                                                    10,441,861            10,429,378
   Accumulated deficit                                                           (2,415,593)           (8,030,209)
                                                                           --------------------- ----------------------

                Total shareholders' equity                                        8,044,165             2,417,049
                                                                           --------------------- ----------------------

                                                                               $ 11,204,013          $  4,691,996
                                                                           ===================== ======================

                 See accompanying notes to financial statements.




                                                           VINCA CORPORATION

                                                       STATEMENTS OF OPERATIONS
                                         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                          1998                   1997                   1996
                                                  ---------------------- ---------------------- ----------------------
NET REVENUES:
   Products                                        $    17,197,528        $    10,418,898         $    7,482,855
   Services                                              1,303,273                589,065                      -
                                                  ---------------------- ---------------------- ----------------------

                                                        18,500,801             11,007,963              7,482,855
                                                  ---------------------- ---------------------- ----------------------
COSTS AND EXPENSES:
   Cost of revenues                                        548,801                703,983              1,215,329
   Selling and marketing                                 8,140,236              5,648,138              4,895,171
   General and administrative                            2,574,685              2,526,889              1,911,570
   Product development                                   2,568,190              1,179,856              1,267,674
                                                  ---------------------- ---------------------- ----------------------

                                                        13,831,912             10,058,866              9,289,744
                                                  ---------------------- ---------------------- ----------------------

INCOME (LOSS) FROM OPERATIONS                            4,668,889                949,097             (1,806,889)

INTEREST INCOME (EXPENSE), net                             142,327                  3,905                (41,078)
                                                  ---------------------- ---------------------- ----------------------

INCOME (LOSS) BEFORE INCOME TAXES
                                                         4,811,216                953,002             (1,847,967)

BENEFIT (PROVISION) FOR INCOME TAXES
                                                           803,400                (33,600)                   -
                                                  ---------------------- ---------------------- ----------------------
NET INCOME (LOSS)                                   $    5,614,616         $      919,402         $   (1,847,967)
                                                  ====================== ====================== ======================

                 See accompanying notes to financial statements.

                                                           VINCA CORPORATION

                                                  STATEMENTS OF SHAREHOLDERS' EQUITY
                                         FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                                                                        Nonvoting   Additional
                                                Common Stock          Common Stock    Paid-in     Accumulated
                                              Shares     Amount      Shares  Amount   Capital       Deficit        Total
                                             --------------------- ---------------- ------------ ------------- -------------
Balance, December 31, 1995                  34,650,000  $ 17,325     25,000   $ 13   $ 7,537,577  $(7,101,644)   $   453,271
Cash contributions by majority shareholder
   for which shares of common stock were
   subsequently issued
                                               964,000       482          -      -     2,409,518            -      2,410,000
Issuance of common shares upon exercise of
  stock options                                      -         -     70,000     35        24,590            -         24,625
Compensation on grant of stock options               -         -          -      -       105,373            -        105,373
Net loss                                             -         -          -      -             -   (1,847,967)    (1,847,967)
                                             --------- --------- ---------- ------- ------------ ------------     ----------

Balance, December 31, 1996                  35,614,000    17,807     95,000     48    10,077,058   (8,949,611)     1,145,302
Issuance of common shares upon exercise of
  stock options                                      -         -     49,474     25        21,945            -         21,970
Compensation on grant of stock options               -         -          -      -       330,375            -        330,375
Net income                                           -         -          -      -             -      919,402        919,402
                                             --------- --------- ---------- ------- ------------ ------------     ----------

Balance, December 31, 1997                  35,614,000    17,807    144,474     73    10,429,378   (8,030,209)     2,417,049

Issuance of common shares upon exercise of
   stock options                                     -         -     36,000     17        12,483            -         12,500
Net income                                           -         -          -      -             -    5,614,616      5,614,616
                                            ---------- --------- ---------- ------- ------------ ------------     ----------

Balance, December 31, 1998                  35,614,000  $ 17,807    180,474   $ 90   $10,441,861  $(2,415,593)   $ 8,044,165
                                            ========== ========= ========== ======= ============ ============     ==========


                 See accompanying notes to financial statements.


                                                           VINCA CORPORATION

                                                       STATEMENTS OF CASH FLOWS
                                         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                      Increase (Decrease) in Cash

                                                                         1998               1997               1996
                                                                  ------------------- ------------------ ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                               $ 5,614,616         $   919,402        $ (1,847,967)
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization                                     520,427             476,906            432,922
     Compensation expense related to stock option grants                     -             330,375            105,373
     Deferred income taxes                                          (1,048,143)                  -                  -
     Accrued interest on note payable to majority shareholder                -               8,000              8,000
     Changes in operating assets and liabilities, net of effect of acquisition:
       Increase in accounts receivable                                (819,776)         (1,472,432)           (23,622)
       Increase in income tax receivable                               (55,348)                  -                  -
       (Increase) decrease in inventory                                (38,898)            119,314             44,453
       (Increase) decrease in other assets                            (217,028)            (12,211)            16,490
       (Decrease) increase in accounts payable                          (7,979)             96,996           (326,440)
       Increase in accrued payroll and related benefits                175,243             138,901            287,101
       Increase in deferred revenue                                    590,203             279,345             49,129
       Increase (decrease) in other accrued liabilities                205,190             266,453            (83,585)
       Increase in income taxes payable                                 38,244                   -                  -
                                                                  ------------------- ------------------ --------------

                Net cash provided by (used in) operating
                  activities                                         4,956,751           1,151,049         (1,338,146)
                                                                  ------------------- ------------------ --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                               (1,125,830)           (420,913)          (264,065)
   Acquisition of other assets                                        (173,900)                  -                  -
                                                                  ------------------- ------------------ --------------

                Net cash used in investing activities               (1,299,730)           (420,913)          (264,065)
                                                                  ------------------- ------------------ --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments on line of credit                                      -            (105,000)                 -
   Principal payments on capital lease obligations                           -             (69,811)           (45,077)
   Payment on note payable and accrued interest to majority
     shareholder                                                      (116,000)                  -                  -
   Cash contributions by majority shareholder                                -                   -          2,410,000
   Proceeds from stock option exercises                                 12,500              21,970             24,625
                                                                  ------------------- ------------------ --------------

                Net cash (used in) provided by financing
                  activities                                          (103,500)           (152,841)         2,389,548
                                                                  ------------------- ------------------ --------------

NET INCREASE IN CASH                                                 3,553,521             577,295            787,337

CASH, beginning of year                                              1,451,367             874,072             86,735
                                                                  ------------------- ------------------ --------------

CASH, end of year                                                  $ 5,004,888         $ 1,451,367         $  874,072
                                                                  =================== ================== ==============


                 See accompanying notes to financial statements.

                                                           VINCA CORPORATION

                                                 STATEMENTS OF CASH FLOWS (Continued)
                                         FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


Supplemental Disclosure of Cash Flow Information:


                                                                   1998          1997          1996
                                                               ------------- ------------- --------------
        Cash paid for interest                                  $    8,441    $   26,286     $  33,078

        Cash paid for income taxes                                 274,200        32,500             -


Supplemental Schedule of Noncash Investing and Financing Activities:

     During the year ended December 31, 1996, the Company acquired $134,399 of equipment under capital lease arrangements.


                 See accompanying notes to financial statements.

                                VINCA CORPORATION

                          NOTES TO FINANCIAL STATEMENTS


(1)  ORGANIZATION AND DESCRIPTION OF BUSINESS

     Vinca Corporation, a Utah corporation ("Vinca" or the "Company"), is a software company that develops products in the area of fault tolerance, on-line backup and disaster recovery. Vinca's Standby Server product line uses server mirroring to connect a secondary server directly to a primary server to provide data availability and server failover. All data written to a main server is simultaneously duplicated on the secondary server over a dedicated high-speed link. The Company's products are marketed directly and through distributors to customers throughout the United States and internationally.

(2)  SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

     The carrying amounts reported in the accompanying financial statements for cash, accounts receivable and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments.

Cash

     As of December 31, 1998, the Company has demand deposits totaling $5,001,221 with Zions First National Bank. This balance exceeds the $100,000 limit for insurance by the Federal Deposit Insurance Corporation.

Inventory

     Inventory consists primarily of completed products, raw materials and miscellaneous promotional items. Inventory is stated at the lower of cost (using the first-in, first-out method) or market value.

Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Computer equipment and furniture and fixtures are depreciated using the straight-line method over the estimated useful life of the asset, which is typically three years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the improvement or the remaining term of the applicable lease.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

Other Assets

     Other assets consist of acquired technology and patents that are being amortized using the straight-line method over a period of three years.

Long-Lived Assets

     The Company reviews its long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. As of December 31, 1998, the Company does not consider any of its long-lived assets to be impaired.

Revenue Recognition

     Revenue from the sale of products, including sales to distributors, retail dealers, and end-users, is recognized upon shipment when no significant obligations remain and collection of the receivable is probable. If a significant obligation exists, revenue recognition is delayed until the obligation has been satisfied. Sales to distributors are subject to agreements allowing limited rights of return and price protection. Allowances for estimated future returns and exchanges are provided at the time of sale based on the Company's return policies.

     Service revenues from customer maintenance fees for ongoing customer support and product updates on a when-and-if-available basis are recognized ratably over the period of the contract, and revenue from other services, including training and consulting, is recognized as the services are performed.

     In October 1997,  the American  Institute of Certified  Public  Accountants
issued Statement of Position No. 97-2 ("SOP 97-2"), "Software Revenue Recognition," which the Company has adopted for transactions entered into in 1998. The adoption of SOP 97-2 did not have a significant impact on the Company's current licensing or revenue recognition practices.

Research and Development

     Research and development costs include expenditures incurred in creating computer software products or enhancements to existing software products. Research and development costs are charged to expense as incurred. Capitalizable software development costs to date have been immaterial and as a result the Company has elected to expense these costs as incurred.

Advertising

     The Company has agreements with certain distributors whereby the Company issues a credit towards future purchases for advertising expenses incurred by the distributor that relate directly to the promotion of the Company's products. The Company currently allows a credit of up to three percent of the cash purchases made by the distributor. The Company recorded an estimated liability for coop advertising of $173,310 and $148,100 as of December 31, 1998 and 1997, respectively.

Income Taxes

     The Company recognizes a liability or asset for the deferred income tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred income tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.

Concentration of Credit Risk

     The Company offers credit terms on the sale of its software products to distributors and retail dealers. The Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers. The Company maintains an allowance for uncollectable accounts receivable based upon the expected collectibility of all accounts receivable.

(3)      LINES OF CREDIT

     In July 1997, the Company entered into a line of credit arrangement with a bank. The line of credit provides for maximum borrowings of $250,000 through May 1999. Terms of the agreement include interest at the bank's prime rate plus 2 percent and a one percent commitment fee. Borrowings are secured by certain receivables of the Company. As of December 31, 1998, the current interest rate was 9.75 percent. No borrowings were made under the line of credit during the years ended December 31, 1998 and 1997.

     Effective June 30, 1995, the Company purchased substantially all the assets of Computer System Architects ("CSA"), a Utah corporation owned by the original founders of the Company. In connection with the purchase of CSA, the Company assumed a balance of $105,000 under a line of credit agreement. Borrowings under the agreement bore interest at a specified bank's prime rate plus two percent and were unsecured. The Company paid the balance in full during the year ended December 31, 1997.



(4)      NOTE PAYABLE AND ACCRUED INTEREST TO SHAREHOLDER

     On June 30, 1993, the Company borrowed $80,000 from the Company's majority shareholder. The note payable bore interest at an annual rate of 10 percent and was payable upon demand from the shareholder. Certain inventory, equipment and intangible assets were pledged as collateral for the note payable. On August 7, 1998, the Company paid the principal balance and related accrued interest on the note payable.


(5)  SHAREHOLDERS' EQUITY

Capital Contributions

     Prior to achieving profitability in 1997, the Company's operations were funded by investments and advances from the Company's majority shareholder. During the year ended December 31, 1996, the majority shareholder made contributions totaling $2,410,000 to fund the Company operations. In December 1997, the Company's Board of Directors approved the issuance of 964,000 shares of common stock in exchange for these capital contributions. The shares subsequently issued have been reflected as issued at the time the contributions were made in the accompanying financial statements.

Stock Option Plans

     The Company has stock option plans that provide for the granting of nonqualified stock options to purchase shares of nonvoting common stock to its directors, officers and employees. A committee of the Company's Board of Directors administers the plans. The option exercise prices established by the committee are not to be less than 100% of the fair market value of the common stock on the grant date as determined by the committee. Options granted under the 1993 Stock Option Plan vest over a four-year period and expire five years from the date of grant. On December 16, 1997, the Company's Board of Directors approved the 1997 Stock Option Plan ("1997 Plan"). Options granted under the 1997 Plan vest ratably over a four-year period and expire ten years from the date of grant. At December 31, 1998, options for 6,222,025 shares were available for future grants under the plans.

     A summary of option activity under the stock option plans for the years ended December 31, 1996, 1997 and 1998 is presented below:

                                                                                         Weighted
                                                                                         Average
                                                   Options          Price Range       Exercise Price
                                                  ----------      ---------------     --------------
       Balance, December 31, 1995                  3,352,000      $ 0.10 - $ 0.50        $ 0.33
       ------------------------------------
            Granted                                2,617,001           0.50                0.50
            Exercised                                (70,000)       0.10 - 0.40            0.35
            Cancelled or expired                    (516,875)       0.10 - 0.50            0.26
                                                  ----------      ---------------     --------------
       Balance, December 31, 1996                  5,382,126        0.10 - 0.50            0.42
            Granted                                4,370,000        0.10 - 0.75            0.67
            Exercised                                (49,474)       0.40 - 0.50            0.44
            Cancelled or expired                    (675,151)       0.10 - 0.50            0.24
                                                  ----------      ---------------     --------------
       Balance, December 31, 1997                  9,027,501        0.10 - 0.75            0.55
            Granted                                  875,000           0.75                0.75
            Exercised                                (36,000)       0.30 - 0.50            0.35
            Cancelled or expired                    (269,000)       0.10 - 0.75            0.49
                                                  ----------      ---------------     --------------
       Balance, December 31, 1998                  9,597,501      $ 0.10 - $ 0.75        $ 0.57
                                                  ==========

     The weighted average fair value of options granted during the years ended December 31, 1998, 1997 and 1996 were $0.25, $0.31 and $0.16, respectively. A summary of the options outstanding and options exercisable under the Company's stock option plans at December 31, 1998 is as follows:



                          Options Outstanding                                    Options Exercisable
------------------------------------------------------------------------    -------------------------------

                                          Weighted
                                          Average            Weighted                            Weighted
Range of Exercise       Options          Remaining            Average          Options           Average
      Prices          Outstanding     Contractual Life    Exercise Price     Exercisable      Exercise Price
-------------------   ------------    ----------------    --------------     -----------      --------------
  $ 0.10 - 0.30            816,500         0.7 years           $ 0.20           816,500             $ 0.20

    0.31 - 0.50          4,396,001         2.5 years             0.46         3,678,501               0.45

    0.51 - 0.75          4,385,000         9.0 years             0.75           886,250               0.75
                      ------------    ----------------    --------------      ----------      --------------
    0.10 - 0.75          9,597,501         5.3 years           $ 0.57         5,381,251             $ 0.46
                      ============                                            ==========


Stock-Based Compensation

     The Company accounts for its stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 ("APB No. 25")
and related interpretations. Under APB No. 25, compensation expense is recognized if an option's exercise price is below the intrinsic fair value of the Company's common stock at the date of grant. During 1996, in connection with the termination of employment of an officer, the Company agreed to extend the term of options to purchase 300,000 shares of nonvoting common stock at prices ranging from $0.10 to $0.40 per share. In addition, in 1997 the Company agreed to extend the term of options to purchase 490,000 shares of nonvoting common stock at prices ranging from $0.10 to $0.30 per share which would have expired. The Company recognized $105,373 and $330,375 of compensation expense during 1996 and 1997, respectively, in connection with the above grants. All other grants during the years ended December 31, 1998, 1997 and 1996 were at estimated fair market value and did not result in compensation expense under APB No. 25.

     Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," requires pro forma information regarding net income (loss) as if the Company had accounted for its stock options granted subsequent to January 1, 1996 under the fair value method. The fair market value of the stock options is estimated on the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for grants during the years ended December 31, 1998, 1997 and 1996: risk-free interest rates of 5.2 percent, 6.3 percent and 6.0 percent, respectively; expected dividend yield of 0 percent; and expected exercise lives of 8 years,
7.8 years and 5 years, respectively. For purposes of the pro forma disclosures, the estimated fair market value of the stock options is amortized over the vesting periods of the respective stock options. Following are the pro forma disclosures and the related impact on net income (loss) for the years ended December 31, 1998, 1997 and 1996:

                                                          1998               1997               1996
                                                     --------------     --------------      ------------

         Net income (loss) as reported               $    5,614,616     $      919,402      $ (1,847,967)
         Net income (loss) pro forma                      5,144,621            788,557        (1,882,374)



(6)       INCOME TAXES

     The components of the benefit (provision) for income taxes for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                        1998               1997                1996
                                                  ------------------ ------------------ -------------------
Current:
    Federal                                         $     (93,500)     $     (59,500)      $          -
    State                                                (150,200)           (44,200)                 -
                                                  ------------------ ------------------ -------------------
                                                         (243,700)          (103,700)                 -
                                                  ------------------ ------------------ -------------------

Deferred:
    Federal                                            (1,482,300)          (347,900)           553,200
    State                                                (277,700)           (61,400)            85,600
    Change in valuation allowance                       2,807,100            479,400           (638,800)
                                                  ------------------ ------------------ -------------------
                                                        1,047,100             70,100                  -
                                                  ------------------ ------------------ -------------------

    Total benefit (provision) for income taxes      $     803,400      $     (33,600)     $         -
                                                  ================== ================== ===================


     The significant components of the Company's deferred income tax assets at December 31, 1998 and 1997 are as follows:

                                                                    1998                   1997
                                                            ---------------------- ---------------------
Deferred income tax assets:
    Net operating loss carryforwards                          $         406,300      $       2,236,300
    Reserves and accrued expenses                                       401,800                316,100
    AMT tax credit carryforward                                         153,100                 59,500
    Book depreciation in excess of tax                                   76,100                146,300
    Start-up costs                                                            -                 45,400
    Other                                                                10,800                  3,500
                                                            ---------------------- ---------------------
        Total deferred income tax assets                              1,048,100              2,807,100
    Valuation allowance                                                       -             (2,807,100)
                                                            ---------------------- ---------------------
        Net deferred income tax assets                        $       1,048,100      $             -
                                                            ====================== =====================


     Although the realization of the net deferred tax assets is not assured, management believes that it is more likely than not that all of the net deferred tax assets will be realized. The amount of net deferred tax assets are considered realizable; however, the amount could be reduced in the near term based on changing conditions.

     As of December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes totaling approximately $1,300,000 and net operating loss carryforwards for state of Utah income tax purposes of approximately $2,100,000. The net operating loss carryforwards expire beginning in 2010 through 2011.

(7)  COMMITMENTS AND CONTINGENCIES

Litigation

     The Company is a party to certain legal proceedings arising in the ordinary course of business. Management believes, after consultation with legal counsel, that the ultimate outcome of such legal proceedings will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

Operating Leases

     The Company leases its corporate office facilities from a third party. Rent expense under these arrangements totaled approximately $513,000, $283,000 and $317,000 for the years ended December 31, 1998, 1997 and 1996, respectively. These leases require the Company to pay taxes, maintenance, insurance and certain other operating costs of the leased property.

     In September of 1998, the Company moved its corporate office facilities. The Company was still committed to make monthly operating lease payments for the previous facility. These lease agreements expire between May and October of 1999. The Company has recorded an accrual of $66,271 for the remaining payments associated with these leases.

     As of December 31, 1998, the future minimum lease payments under operating leases were as follows:

        Year Ending December 31,
  -------------------------------------

                  1999                                      $     532,439
                  2000                                            412,724
                  2001                                            424,800
                  2002                                            436,644
                  2003                                            296,520
                                                          ================

                 Total                                      $   2,103,127
                                                          ================




(8)  EMPLOYEE BENEFIT PLANS

     The Company sponsors a 401(k) plan in which all eligible employees are entitled to make pre-tax contributions. Full-time employees become eligible for participation on their date of hire. Eligible participants are able to contribute up to 15 percent of annual compensation to the plan, subject to certain IRS limitations. During the years ended December 31, 1998, 1997 and 1996, the Company did not make any contributions to the plan; however, the Board of Directors has approved a matching program where the Company will match 50 percent of each dollar contributed by employees up to six percent of the employee's salary. This matching program was effective beginning January 1, 1999.

(9)  SIGNIFICANT CUSTOMERS AND INTERNATIONAL SALES

     During the year ended December 31, 1998, the Company had sales to two customers that accounted for approximately 23 percent and 13 percent of total net revenues, respectively. During the year ended December 31, 1997, the Company had sales to two customers that accounted for approximately 28 percent and 12 percent of total net revenues, respectively. For the year ended December 31, 1996, the Company had sales to one customer that accounted for approximately 10 percent of total net revenues. No other customer accounted for more than 10 percent of net revenues during the years ended December 31, 1998, 1997 and 1996.

     During the years ended December 31, 1998, 1997 and 1996, the Company had sales to international customers of approximately 35 percent, 37 percent and 40 percent of net revenues, respectively.

 (b)     Pro Forma Financial Information

    UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The share information presented reflects Legato Systems, Inc. ("Legato") two-for-one stock split (in the form of a dividend) effected on August 13, 1999.

     On April 1, 1999, Legato completed the acquisition of Intelliguard Software, Inc. and O.R.P., Inc., developers of standards-based storage management solutions for storage area networks. In this document, we refer to Intelliguard Software, Inc. and O.R.P., Inc. collectively as "Intelliguard." Legato issued 1,440,000 shares of its common stock and provided cash consideration of $9,022,000 for all of the outstanding stock and stock rights of Intelliguard. Legato accounted for the transaction as a purchase business combination. Accordingly, Intelliguard's results of operations are included in Legato's historical results of operations for the period beginning from the date of consummation of the acquisition.

     On April 19, 1999, Legato completed the merger of Qualix Group, Inc., dba FullTime Software, Inc. ("FullTime"), a developer of distributed, enterprise-wide, cross-platform, adaptive computing solutions that enable customers to proactively manage application service level availability into a wholly-owned subsidiary of Legato. Legato issued 3,442,000 shares of its common stock in exchange for all the common stock and options of Qualix Group, Inc. Legato accounted for the transaction as a pooling-of-interests. Accordingly, Legato's combined results of operations for the six-month period ended June 30, 1999 have been restated to include the FullTime's results of operations. However, because Legato has not reissued its 1998 financial statements, its 1998 statement of operations does not include the results of operations of FullTime.

     On July 30, 1999, Legato completed the acquisition of Vinca Corporation ("Vinca"), a developer of high availability and data protection software. Legato issued 1,530,732 shares of its common stock, exchanged options to purchase 589,580 shares of Legato's common stock for all vested and unvested outstanding Vinca options and provided cash consideration of $18,000,000 in exchange for all the common stock and options of Vinca. Legato accounted for the transaction as a purchase business combination.

     The unaudited pro forma combined condensed balance sheet of Legato gives effect to the Vinca transaction as if it had been consummated as of June 30, 1999. The unaudited pro forma combined condensed balance sheet of Legato combines the unaudited historical condensed balance sheets of Legato and Vinca as of June 30, 1999.

     The unaudited pro forma combined condensed statements of operations of Legato give effect to the transactions as if they had been consummated at January 1, 1998. The unaudited pro forma combined statement of operations of Legato for the six-months ended June 30, 1999 combines the unaudited historical statement of operations of Legato for the six-months ended June 30, 1999, which includes the results of operations of FullTime and the results of operations of Intelliguard for the three-months ended June 30, 1999, the unaudited historical statements of operations of Intelliguard for the three-month period ended April 1, 1999 and the unaudited condensed statement of operations of Vinca for the six-month period ended June 30, 1999. The unaudited pro forma combined statement of operations of Legato for the year ended December 31, 1998 combines audited historical statements of operations of Legato, Intelliguard and Vinca for the year ended December 31, 1998 and the unaudited historical statements of operations of FullTime for the twelve months ended December 31, 1998.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A. The pro forma information should be read in conjunction with the accompanying notes thereto and with the historical financial statements and related notes thereto in Legato's Form 10-K/A, filed in March 1999, FullTime's historical audited financial statements and related notes thereto in Legato's Form S-4, filed in March 1999, Intelliguard's 1998 audited combined financial statements and related notes in Legato's Form 8-K/A, filed in May 1999 and Vinca's 1998 audited financial statements and related notes filed herewith .


                                              LEGATO SYSTEMS, INC. AND VINCA CORPORATION

                                         UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                                             JUNE 30, 1999
                                                         (amounts in thousands)



                                                                          Pro Forma           Pro Forma
                                 Legato                Vinca             Adjustments          Combined
                                ---------            ---------           ------------         ---------

ASSETS
Current assets:
     Cash and cash equivalents  $  85,653            $   3,966           $ (18,800) (1)       $  70,819
     Short-term investments        30,791                   --                                   30,791
     Accounts receivable, net      53,024                4,921                                   57,945
     Other current assets           6,524                  318                                    6,842
     Deferred tax asset            12,702                  437                                   13,139
                                ---------            ---------           ---------            ---------
         Total current assets     188,694                9,642             (18,800)             179,536

Long-term investments              16,204                   --                                   16,204
Property and equipment, net        22,221                1,370                                   23,591
Intangible assets, net             56,497                   --              74,300  (2)         155,201
                                                                            24,404  (2)
Other assets                        1,766                1,579                                    3,345
                                ---------            ---------           ---------            ---------
     Total assets               $ 285,382            $  12,591           $  79,904             $377,877
                                =========            =========           =========            =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable, accrued
         liabilities and current
         portion of long-term
         obligations            $  28,826           $   3,171            $     829  (3)         $32,826
     Deferred revenues             29,966               2,965                1,782  (6)          34,713
                                ---------           ---------            ---------            ---------
         Total current
               liabilities         58,792               6,136                2,611               67,539

Deferred tax liability                355                  --               24,404  (2)          24,759

Stockholders' equity:
     Capital stock                170,237              11,646               61,772  (4)         243,655
     Retained earnings
         (Accumulated deficit)     55,998              (5,191)               5,191  (5)          41,924
                                                                           (12,100) (5)
                                                                            (1,145) (6)
                                                                              (829) (3)


                                ---------            ---------           ---------            ---------
         Total stockholders'
               equity             226,235                6,455              52,889              285,579
                                ---------            ---------           ---------            ---------
     Total liabilities and
         stockholders'equity    $ 285,382            $  12,591           $  79,904             $377,759
                                =========            =========           =========            =========

    See notes to unaudited pro forma combined condensed financial statements.



                              LEGATO SYSTEMS, INC., INTELLIGUARD SOFTWARE, INC. AND VINCA CORPORATION

                                    UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                                    SIX-MONTHS ENDED JUNE 30, 1999
                                          (amount in thousands, except per share amounts)





                                                                                         Pro Forma      Pro Forma
                                 Legato          Intelliguard           Vinca           Adjustments     Combined
                                ---------        ------------          ---------        -----------     -----------

Revenue:
     Product                    $  84,275           $   1,359          $   6,199         $ (1,145)  (6) $    90,688
     Service and support           30,085                 835              1,156               --            32,076
                                ---------        ------------          ---------        ---------       -----------
         Total revenue            114,360               2,194              7,355           (1,145)          122,764

Cost of revenue:
     Product                        2,982                  35                249               --             3,266
     Service and support           11,337                 188                390               --            11,915
                                ---------        ------------          ---------        ---------       -----------
         Total cost of revenue     14,319                 223                639               --            15,181
                                ---------        ------------          ---------        ---------       -----------
Gross profit                      100,041               1,971              6,716           (1,145)          107,583

Operating expenses:
     Research and development      17,060                 858              2,469               --            20,387
     Sales and marketing           42,554               2,332              4,509               --            49,395
     General and administrative     9,586                 452              3,345               --            13,383
     Amortization of intangibles    4,440                  --                 --           14,143  (7)       18,583
     Purchased in-process research
         and development            3,170                  --                 --           (3,170) (10)          --
     Merger-related expenses        4,968                  --                 --           (4,968) (10)          --
                                ---------        ------------          ---------        ---------       -----------
         Total operating expenses  81,778               3,642             10,323            6,005           101,748
                                ---------        ------------          ---------        ---------       -----------
Income (loss) from operations      18,263              (1,671)            (3,607)          (7,150)            5,835
Other income, net                   2,620                  32                100               --             2,752
                                ---------        ------------          ---------        ---------       -----------
Income (loss) before provision
     for income taxes              20,883              (1,639)            (3,507)          (7,150)            8,587
Provision for (benefit from)
     income taxes                   8,249                  --               (732)          (5,889)  (8)       1,628
                                ---------        ------------          ---------        ---------       -----------
Net income (loss)                $  12,634           $  (1,639)         $  (2,775)        $ (1,261)      $     6,959
                                =========        ============          =========        =========       ===========

Net income per share - basic    $    0.16                                                               $      0.09
                                =========                                                               ===========
Net income per share - diluted  $    0.15                                                               $      0.08
                                =========                                                               ===========
Shares used in per share
     calculations - basic          80,270                                                   1,531            81,801
                                =========                                               =========       ===========
Shares used in per share
     calculations - diluted        86,154                                                   1,531            87,685
                                =========                                               =========       ===========

    See notes to unaudited proforma combined condensed financial statements.


   LEGATO SYSTEMS, INC., FULLTIME SOFTWARE, INC., INTELLIGUARD SOFTWARE, INC.
                             AND VINCA CORPORATION

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                 (amount in thousands, except per share amounts)





                                                                                         Pro Forma       Pro Forma
                              Legato         FullTime   Intelliguard        Vinca       Adjustments       Combined
                             ---------      ---------   ------------     ----------     -----------      ----------


Revenue:
     Product                 $ 110,477      $  18,656      $ 6,947       $   17,198      $   (251) (6)  $   153,027
     Service and support        32,701          6,073        3,306            1,303            --            43,383
                             ---------      ---------      -------       ----------      --------       -----------
         Total revenue         143,178         24,729       10,253           18,501          (251)          196,410

Cost of revenue:
     Product                     4,299          5,397          301              193            --            10,190
     Service and support        12,901          2,196          905              356            --            16,358
                             ---------      ---------      -------       ----------      --------       -----------
         Total cost of revenue  17,200          7,593         1,206             549            --            26,548
                             ---------      ---------      -------       ----------      --------       -----------

Gross profit                   125,978         17,136        9,047           17,952          (251)          169,862

Operating expenses:
     Research and development   21,784          3,861        3,509            2,568            --            31,722
     Sales and marketing        51,664         20,353        8,605            8,140            --            88,762
     General and administrative 10,771          5,103        1,735            2,575            --            20,184
     Amortization of intangibles 1,118             --           --               --        36,049  (7)       37,167
     Merger expenses               645             --           --               --            --               645
                             ---------      ---------      -------       ----------      --------       -----------
         Total operating
               expenses         85,982         29,317       13,849           13,283        36,049           178,480

Income (loss) from operations   39,996        (12,181)      (4,802)           4,669       (36,300)           (8,618)
Other income, net                4,221            578         (163)             142            --             4,778
                             ---------      ---------      -------       ----------      --------       -----------
Income (loss) before provision
     for income taxes           44,217        (11,603)      (4,965)           4,811       (36,300)           (3,840)
Provision for (benefit from)
     income taxes               16,509             40           --            (803)       (10,210)  (8)       5,536
                             ---------      ---------      -------       ----------      --------       -----------
Net income (loss)            $  27,708      $ (11,643)     $(4,965)      $    5,614      $(26,090)      $    (9,376)
                             =========      =========      =======       ==========      ========       ===========

Net income (loss)
     per share - basic          $ 0.38      $   (0.55)                                                  $     (0.12)
                             =========      =========                                                   ===========

Net income (loss)
     per share - diluted        $ 0.35      $   (0.55)                                                  $     (0.12)
                             =========      =========                                                   ===========
Shares used in per share
     calculations - basic       73,788         21,062                                     (15,119)           79,731
                             =========      =========                                    ========       ===========
Shares used in per share
     calculations - diluted     80,010         21,062                                     (21,341)  (9)      79,731
                             =========      =========                                    ========       ===========


    See notes to unaudited proforma combined condensed financial statements.

   LEGATO SYSTEMS, INC., FULLTIME SOFTWARE, INC., INTELLIGUARD SOFTWARE, INC.
                             AND VINCA CORPORATION


                      NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS


1.       BASIS OF PRO FORMA PRESENTATION

     The unaudited pro forma combined condensed financial statements of Legato have been prepared on the basis of assumptions relating to the allocation of the amount of consideration paid, to the assets and liabilities of Vinca based on preliminary estimates. The actual allocation of the amount of such consideration may differ from that reflected in these unaudited pro forma combined condensed financial statements after valuations and other procedures have been completed. Since Legato's merger with FullTime is accounted for as a pooling-of-interests, such allocations of the amount of consideration paid are not necessary. Below is a table of the estimated acquisition cost, estimated purchase price allocation and estimated amortization of intangible assets as of June 30, 1999 and January 1, 1998 (in thousands):

June 30, 1999:

Estimated acquisition price:
Value of securities issued                 $   73,109
Cash consideration paid                        18,800
Acquisition costs                                 829
                                           ----------
     Total acquisition costs                   92,738
     Deferred tax liability                    24,404
                                           ----------
     Total                                 $  117,142
                                           ==========

Estimated purchase price allocation:
Tangible net assets acquired               $    6,455
Goodwill and intangible assets                 98,587
In-process research and development            12,100
                                           ----------
     Total                                 $  117,142
                                           ==========
January 1, 1998:
Estimated acquisition price:
Value of securities issued                 $   73,109
Cash consideration paid                        18,800
Acquisition costs                                 829
                                           ----------
     Total acquisition costs                   92,738
     Deferred tax liability                    24,404
                                           ----------
     Total                                 $  117,142
                                           ==========

Estimated purchase price allocation:
Tangible net assets acquired               $    2,417
Goodwill and intangible assets                102,625
In-process research and development            12,100
                                           ----------
     Total                                 $  117,142
                                           ==========

Estimated amortization
(based on amortization period of five years)

Annual                                     $   20,525


     The tangible net assets acquired from Vinca include cash, accounts receivable, other current assets and property and equipment. Liabilities assumed include accounts payable and other accrued liabilities.

     The amount allocated to the in-process research and development represents the estimated purchased in-process technology for projects that had not yet reached technological feasibility and have no alternative future use. Based on preliminary assessments, the value of these projects was determined by estimating the costs to develop the purchased in-process technology into commercially viable products; estimating the resulting net cash flows from the sale of the products resulting from the completion of the projects reduced by the portion of the revenue attributable to core technology; and discounting the net cash flows back to their present value.

     The nature of the efforts to develop the purchased in-process research and development into commercially viable products principally relates to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specification including function, features and technical performance requirements. The resulting net cash flows from such products are based on estimates of revenue, cost of sales, research and development costs, sales and marketing costs, and income taxes from such projects. The present value of the net cash flows was multiplied by the percentage of in-process research and development projects that were complete at the date of acquisition.

     The amount allocated to those projects identified as in-process research and development of Vinca will be charged to the income statement in the period the valuation analysis is completed after the consummation of the acquisition. Such charges related to in-process research and development have not been included in the Legato unaudited pro forma combined condensed statement of operations since they are non-recurring in nature. However, the charges have been reflected in the Legato unaudited pro forma combined condensed balance sheet.

2.       UNAUDITED PRO FORMA COMBINED NET INCOME PER SHARE

     The share information presented reflects Legato's two-for-one stock split (in the form of a dividend) effected August 13, 1999. The unaudited pro forma combined net income per share is based on the weighted average number of common and common equivalent shares of Legato and FullTime, 1,440,000 shares issued to Intelliguard shareholders and 1,530,732 shares issued to Vinca shareholders for the six-month period ended June 30, 1999 and the year ended December 31, 1998. FullTime's weighted average common equivalent shares are based upon the share exchange ratio of 0.1411 shares of Legato common stock. The exchange ratio of
0.1411 shares is calculated based on the number of shares of FullTime common stock and options to purchase FullTime common stock outstanding as of April 19, 1999, the date of consummation of the merger with FullTime. The dilutive effect of stock options has been excluded since the unaudited pro forma combined condensed statement of operations results in a net loss for the six-months ended June 30, 1999 and the year ended December 31, 1998.

     The pro forma combined basic and diluted net income per share information was determined as follows for the six-months ended June 30, 1999 (in thousands):



                                                                        Basic     Diluted
                                                                       -------   --------
    Legato shares used for net income per share calculation             80,270     86,154
    Legato shares issued for the acquisition of Vinca                    1,531      1,531
                                                                        ------    -------
             Pro forma combined Legato shares used for net income
                per share calculation                                   81,801     87,685
                                                                        ======    =======

     The pro forma combined basic and diluted net income per share information was determined as follows for the year ended December 31, 1998 (in thousands):

     Legato shares used for net income per share calculation                      73,788

     FullTime shares used for net income per share calculation,         21,062
         (assumes diluted net income per share calculation is
         required on a combined basis)
     Share exchange ratio                                               0.1411
                                                                        ------
     Legato equivalent shares                                                      2,972

     Legato shares issued for the acquisition of Intelliguard                      1,440
     Legato shares issued for the acquisition of Vinca                             1,531
                                                                                  ------
     Pro forma combined Legato shares used for net income
               per share calculation                                              79,731
                                                                                  ======


3.       PRO FORMA UNAUDITED COMBINED SHARES OUTSTANDING

     These unaudited pro forma combined condensed financial statements reflect the issuance of 1,530,732 shares of Legato common stock in exchange for the net assets of Vinca Corporation as of June 30, 1999.

     The following table details the pro forma share issuance in connection with the acquisition as of June 30, 1999:

     Number of shares of Legato common stock issued for Vinca net assets                               1,530,732
     Number of shares of Legato common stock outstanding as of June 30, 1999                          81,556,304
                                                                                                      ----------
     Number of Legato common shares outstanding after the completion of acquisition                   83,087,036
                                                                                                      ==========

4.       PRO FORMA ADJUSTMENTS

     The unaudited pro forma combined condensed financial statements of Legato give effect to the following pro forma adjustments:

     (1) To reflect the cash consideration paid for the acquisition of Vinca.

     (2) To reflect intangible assets recorded resulting from the allocation of the total amount of the consideration paid for the Vinca acquisition.

     The $24.4 million recorded reflects an additional amount recorded to goodwill for the deferred tax liability attributed to the Vinca acquisition since the amortization of intangibles related to the acquisition are not deductible for income tax purposes. The amount was determined based on applying the statutory income tax rate of 40% to the intangible assets recorded from the acquisition.

     (3) To reflect the accrual of direct costs arising from the acquisition of Vinca, estimated at approximately $829,000 consisting primarily of legal, accounting and filing fees.

     (4) To reflect the elimination of Vinca additional paid in capital of $11.6 million and the issuance of Legato common stock and options to purchase common stock with the value of $73.4 million in connection with Legato's acquisition of Vinca.

     (5) To reflect the elimination of Vinca's accumulated deficit of $5.2 million and estimated write-off of in-process research and development costs of $12.1 million.

     The charges related to in-process research and development have not been included in the Legato unaudited pro forma combined condensed statement of operations since they are non-recurring in nature. However, the charges have been reflected in the Legato unaudited pro forma combined condensed balance sheet.

     (6) To reflect the elimination of Vinca's revenue relating to product revenue recognized from sales to distributors since Legato does not recognize product revenue until products are sold to the end-user.

     (7) To reflect the amortization of goodwill and intangibles related to the acquisition of Vinca and Intelliguard. Amortization related to the Vinca and Intelliguard acquisitions are approximately $10.2 million and $7.8 million, respectively, for the six-months ended June 30, 1999, and $20.5 million and $15.6 million, respectively for the year ended December 31, 1999.

     Legato's statement of operations for the six-month period ended June 30, 1999 includes $3.9 million of intangible amortization related to Intelliguard.

     (8) Pro forma adjustments have been made to eliminate the benefit of recognition of the net operating loss carryforward of FullTime, account for the operating loss of Intelliguard and the tax benefit received from the amortization of intangible assets from the acquisition of Intelliguard, in the pro forma combined condensed statement of operations by decreasing income tax expense by $5.9 million and $10.2 million at a statutory tax rate of 40% for the six-months ended June 30, 1999 and the year ended December 31, 1998, respectively.

     Amortization of goodwill relating to the deferred tax liability recorded in connection with the Vinca acquisition is not deductible for income tax purposes. Therefore, no tax benefit from the Vinca acquisition is reflected in the unaudited pro forma combined condensed statement of operations herewith.

     (9) To reflect anti-dilutive effect of stock options as the unaudited pro forma combined condensed statement of operations results in a net loss for the year ended December 31, 1998.

     (10) Charge for the write-off of purchased in-process research and development costs and merger-related expenses are non-recurring in nature. Therefore, the amounts are eliminated from the unaudited pro forma combined condensed statement of operations.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            LEGATO SYSTEMS, INC.



Date:  October 11, 1999                     By:      /s/ Stephen C. Wise

                                            Name:  Stephen C. Wise

                                             Title:  Senior Vice President,
                                             Finance and Administration and
                                             Chief Financial Officer

                                  EXHIBIT INDEX


                  Exhibit
                  Number       Description

                  23.1              Consent of Arthur Andersen LLP.
                  99.1^             Press release, dated June 7, 1999.
                  99.2^             Press release, dated August 2, 1999.

                  ^Previously filed.

                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



     As independent public accountants, we hereby consent to the incorporation by reference of our report dated March 2, 1999 related to the financial statements of Vinca Corporation, included in this Current Report on Form 8-K/A of Legato Systems, Inc. into the Registration Statements on Forms S-3 (Registration numbers 333-64693, 333-75581) and Forms S-8 (Registration numbers 333-28405, 333-02378, 333-94306, 333-67031, 333-76923, 333-84687) of Legato
Systems,  Inc.




/s/ Arthur Andersen

Salt Lake City, Utah
October 7, 1999